Exhibit 99.1

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 6, 2002. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

*IMPORTANT NOTICE*
Dated: June 6, 2002

Hypertension Diagnostics, Inc.
(the “Company”)

Dear Redeemable Class A Warrant (“Class A Warrant”) Holder or Redeemable Class B Warrant (“Class B Warrant”) Holder:

     This is an important notice to you that:

•	The Company is reducing the exercise price of the Class A Warrant. The exercise price per share of Common Stock issuable upon exercise of all Class A Warrants has been reduced from $5.15 to $1.80.

•	The Company is reducing the exercise price of the Class B Warrant. The exercise price per share of Common Stock issuable upon exercise of all Class B Warrants has been reduced from $5.85 to $2.00.

•	The Company is extending the expiration date of the Class A Warrant. The expiration date of the Class A Warrant has been extended from July 22, 2002 to August 7, 2002.

•	The reduction in exercise price for both the Class A Warrant and the Class B Warrant and the extension of the expiration date of the Class A Warrant is effective as of June 6, 2002.

•	This reduction in the respective exercise prices will remain in effect until the respective expiration dates of the Class A Warrants and the Class B Warrants.

•	A Warrant Agreement governs the terms of each of the Class A Warrant and the Class B Warrant. A copy of the Amendment No. 2 to each of the Warrant Agreements reflecting the reduction in the respective exercise prices of the Class A Warrants and the Class B Warrants and the extension of the Class A Warrant expiration date can be found as an exhibit to the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on the date of this notice. The Form 8-K is available on the SEC’s website www.sec.gov, by visiting its public reference facilities or by writing to the SEC’s Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference facilities.

     If you have questions, you may contact James S. Murphy, Senior Vice President, Finance and Administration and Chief Financial Officer of the Company, at 651-687-9999 (Ext. 106).

*IMPORTANT NOTICE*